Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports First-Quarter Currency-Neutral

Revenue Growth of 4.9 Percent

HERCULES, CA – May 3, 2011 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the first quarter ended March 31, 2011.

First-quarter reported revenues were $485.1 million, up 6.8% compared to $454.2 million reported for the first quarter of 2010. On a currency-neutral basis, quarterly revenues increased 4.9% compared to the same period last year. First-quarter gross margin was 57.2% compared to 56.6% during the same quarter last year. Net income attributable to Bio-Rad for the first quarter of 2011 was $33.0 million, or $1.16 per share on a fully diluted basis compared to $1.24 per share, during the same period last year. Earnings per share in the first quarter was negatively impacted by one-time expenses of approximately $4 million related to the retirement of debt as well as a higher effective tax rate for the quarter, primarily due to adjustments to foreign tax credits.

“Performance in the first quarter reflects strength across many of our product areas,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As we had anticipated, budgetary constraints faced by some of our customers outside the U.S. had an impact on our performance during the quarter. As the year progresses, we will continue to seek opportunities to improve our operational efficiencies and grow our business.”

Life Science

The Life Science segment net sales for the first quarter were $154.5 million, up 2.1% compared to the first quarter of 2010. On a currency-neutral basis, Life Science segment sales were essentially flat compared to the same period last year. Sales in the U.S. for the Life Science segment were strong but were offset by a continued slowness during the first quarter in markets outside the U.S., primarily in Europe and Japan. Sales of recently introduced products continued to gain rapid customer acceptance in the first quarter, these include the TC10™ automated cell counter as well as the Mini-PROTEAN® TGX™ precast electrophoresis gel product line. In March, Bio-Rad launched the Trans-Blot®  Turbo™ transfer system, a rapid western blotting instrument that allows researchers to efficiently transfer proteins from gel to blot in three minutes.

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Bio-Rad Reports First-Quarter Currency-Neutral Revenue Growth of 4.9 Percent

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $327.2 million for the first quarter, up 9.1% compared to the first quarter in 2010. On a currency-neutral basis, net sales were up 7.3% from the same period last year. These gains were largely due to growth across product lines most notably blood typing, quality controls, and microbiology. Performance in the Clinical Diagnostics segment also benefited from placements of the Company’s BioPlex® 2200 system in addition to sales of assays that run on the system. Customer interest of the Company’s IH-1000 blood typing system continues to increase in markets outside the U.S. The instrument is a fully-automated, high-throughput system designed for the blood transfusion laboratory.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) May 3, 2011. Interested parties may access the call by dialing 800-261-3417 (in the U.S.) or 617-614-3673 (international), access number 12268652.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 45024697, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 100,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,800 people globally and had revenues exceeding $1.9 billion in 2010. For more information, visit www.bio-rad.com.

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Bio-Rad Reports First-Quarter Currency-Neutral Revenue Growth of 4.9 Percent

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

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Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$ 485,121	$ 454,234
Cost of goods sold	207,510	197,107
Gross profit	277,611	257,127
Selling, general and administrative expense	167,763	153,617
Research and development expense	42,730	40,263
Income from operations	67,118	63,247
Interest expense	16,766	14,444
Foreign exchange losses (gains), net	3,042	(217)
Other (income) expense, net	(951)	(799)
Income before income taxes	48,261	49,819
Provision for income taxes	(15,323)	(14,427)
Net income including noncontrolling interests	32,938	35,392
Net loss (income) attributable to noncontrolling interests	101	(531)
Net income attributable to Bio-Rad	$ 33,039	$ 34,861

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$ 1.18	$ 1.27
Weighted average common shares - basic	27,904	27,545

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$ 1.16	$ 1.24
Weighted average common shares - diluted	28,389	28,072

Bio-Rad Laboratories, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$ 627,908	$ 906,551
Restricted cash	6,533	6,422
Short-term investments	163,528	118,636
Accounts receivable, net	388,554	387,996
Inventories	429,975	398,100
Other current assets	180,812	157,641
Total current assets	1,797,310	1,975,346

Property, plant and equipment, net	337,625	333,617
Goodwill, net	369,107	363,981
Purchased intangibles, net	198,658	203,881
Other assets	206,073	185,939
Total assets	$ 2,908,773	$ 3,062,764

Current liabilities:
Accounts payable	$ 111,373	$ 113,440
Accrued payroll and employee benefits	116,733	131,381
Notes payable and current maturities of long-term debt	10,269	233,181
Income and other taxes payable	59,658	50,935
Other current liabilities	129,558	137,690
Total current liabilities	427,591	666,627

Long-term debt, net of current maturities	731,214	731,100
Other long-term liabilities	136,480	124,518
Total liabilities	1,295,285	1,522,245

Bio-Rad stockholders’ equity:	1,612,292	1,536,696
Noncontrolling interests	1,196	3,823
Total stockholders’ equity	1,613,488	1,540,519
Total liabilities and stockholders’ equity	$ 2,908,773	$ 3,062,764

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Cash received from customers	$ 496,749	$ 445,669
Cash paid to suppliers and employees	(436,430)	(389,505)
Interest paid	(22,189)	(21,086)
Income tax payments	(18,373)	(13,279)
Other operating activities	25	470
Net cash provided by operating activities	19,782	22,269

Cash flows from investing activities:
Payment for acquisitions and long-term investments	(3,571)	(66,496)
Other investing activities	(73,722)	(10,518)
Net cash used in investing activities	(77,293)	(77,014)

Cash flows from financing activities:
Payments on long-term borrowings	(225,763)	(1,595)
Other financing activities	11,020	2,628
Net cash (used in) provided by financing activities	(214,743)	1,033

Effect of foreign exchange rate changes on cash	(6,389)	1,908

Net decrease in cash and cash equivalents	(278,643)	(51,804)
Cash and cash equivalents at beginning of period	906,551	649,938
Cash and cash equivalents at end of period	$ 627,908	$ 598,134

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:

Net income including noncontrolling interests	$ 32,938	$ 35,392
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	28,115	27,548
Changes in working capital	(54,625)	(32,746)
Other	13,354	(7,925)
Net cash provided by operating activities	$ 19,782	$ 22,269